Exhibit (a)(1)(E)

FORM OF ADDENDUM

Personnel Grant Status As of 3/16/2007	Apple Inc. Addendum

Name: John A. Smith ID: 12345

The following is a list of your outstanding Apple options that are eligible for the Offer to Amend the Exercise Price of Certain Options that is being delivered to you together with this Addendum:

Option Grant Number	Option Date	Plan	Number of Eligible Shares Underlying Option Grant	Original Exercise Price per Share		New Exercise Price per Share (if Offer is Accepted)		Cash Payment per Share (if Offer is Accepted)		Total Cash Payment (if Offer is Accepted)
XXXX	XX/XX/XXXX	XXXX	X,XXX	$	XX.XXXX	$	XX.XX	$	X.XX	$	XXXX.XX

Note:                   This Addendum represents eligible options as of March 16, 2007.  All amounts have been adjusted for stock option splits after the Option Date. Options cease to be eligible for the offer if they are not outstanding as of the expiration of this offer (5:00 p.m. Pacific Time, on Monday, April 16, 2007, unless the offer is extended).  If you have any questions or concerns about this matter, please email stockquestions@apple.com or contact Sheri Parker at 408-974-2683.